EXHIBIT 21
KEYCORP
SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2007

Jurisdiction
of Incorporation
Subsidiaries[a]	or Organization	Parent Company

KeyBank National Association	United States	KeyCorp

Key Capital Corporation	United States	KeyCorp
[a]	Subsidiaries of KeyCorp other than KeyBank National Association and Key Capital Corporation are not listed above since, in the aggregate, they would not constitute a significant subsidiary. KeyBank National Association and Key Capital Corporation are each owned 100% by KeyCorp.